EXHIBIT 99.1


FOR IMMEDIATE RELEASE
---------------------


For Investor Relations Contact:
Michael Manahan,
Executive Vice President
Funding, Acquisitions, Strategic and Investor Relationships
PracticeXpert, Inc.
(818) 591-0081
mike@pxpert.com

PRACTICEXPERT CFO APPOINTED EXECUTIVE VICE PRESIDENT; BOARD APPOINTS INTERIM CFO

LOS ANGELES, CALIFORNIA, December 12, 2005 - PracticeXpert, Inc. (OTCBB: PXPT), today announced that Michael Manahan, chief financial officer of the company, has been appointed to the position of executive vice president, funding, acquisitions, strategic and investor relationships. Anthony R. Biele, the company's vice president, revenue management services group, has also been appointed to the position of interim chief financial officer. Mr. Biele will serve in both positions until the company selects another chief financial officer.

Tony joined the company in connection with the acquisition of PracticeOne in January 2005, where he served as chief financial officer. From 1993 to 2002, Tony was a co-founder and chief financial officer of MedPro Healthcare Management Services, a company acquired by PracticeOne. From 1987 to 1993, Tony was chief financial officer of Crum & Forster Insurance Group, a Xerox company, and Vice President-M&A of Xerox Financial Services. Tony was formerly a partner at PricewaterhouseCoopers LLP, where he was designated as an insurance and healthcare specialist.

Mr. Manahan will focus his attention on acquisitions, raising capital, liaising with the investment community and developing and managing strategic relationships in his role as executive vice president for the company. On the change, Mr. Manahan stated, "Going forward, I feel that I can create more growth and stockholder value in my role as executive vice president of the company."

Jonathan Doctor, president and chief executive officer, stated. "Mike has been a principal force in raising capital and completing acquisitions for the company. This change will allow Mike to continue to focus on key issues for the company and activities designed to accelerate our growth. Tony brings to the chief financial officer position significant, in-depth experience. We are confident in Tony's abilities to assist us in continuing to improve the company's operations and overall performance."

ABOUT PRACTICEXPERT, INC.

PracticeXpert provides turn-key practice management services and technology solutions to medical practitioners that improve operational efficiencies and enhance cash flow. PracticeXpert offerings include medical billing, accounts receivable management, practice management, consulting, seminars, practice management software, electronic medical records software and related services. PracticeXpert bundles its technology applications with its billing and other practice management services to provide a complete and integrated solution to its physician customers. To find out more about us, visit our website at www.practicexpert.com.

Note: Any statements released by PracticeXpert, Inc. that are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may affect the Company's business prospects and performances. These include economic, competitive, governmental, technological and other factors discussed in the statements and in the Company's filings with the Securities and Exchange Commission.